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[Deloitte & Touche LETTERHEAD]




Mr. Kenneth P. Furlong
Chief Financial Officer
PH Group, Inc.
Columbus, Ohio 43219

Dear Mr. Furlong:

This is to confirm that the client-auditor relationship between PH Group, Inc. (Commission File No. 0-8115) and Deloitte & Touche LLP has ceased.

Yours Truly,

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP





cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 11-3
     450 5th Street, N.W.
     Washington, D.C. 20549
     Mr. Charles T. Sherman, President of PH Group, Inc.
     Chairperson of the Audit Committee






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